Exhibit 99.1

Cord Blood America Reports 2015 Third Quarter Financial Results

Revenue increased 19%, EBITDA of $0.33 million

November 16, 2015 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights Include:

●	Revenue increased 19.0% to $1.43 million from $1.20 million in the same period of 2014.

●	Recurring revenues increased to $0.67 million and now represents over 47% of total revenue.

●	EBITDA was $0.33 million compared to $0.15 million in 2014.

●	Principal debt balance was reduced by 13% during the quarter with the prepayment of $175,000.

Joseph Vicente, President of Cord Blood America, Inc. commented, “Our third quarter results reflect the benefit of growth on the tissue side of our business.  However, at the end of the third quarter a large tissue customer informed the Company that they expect a significant reduction in orders such that orders from this customer will be minimal in the foreseeable future.  This reduction commenced in October.  Year-to-date through the third quarter, this customer represented approximately 12% of our total gross profit.  Operating expenses related to the tissue business are disproportionately lower than our cord blood and cord tissue processing and storage business.  The Company should continue to generate positive EBITDA and cash flow in the fourth quarter and in 2016 inclusive of diligently managing expenses.“

Results of Operations for the Three-Months September 30, 2015

For the three months ended September 30, 2015, total revenue increased to approximately $1.43 million from $1.20 million, an increase of 19% over the same period of 2014.  Revenues are generated primarily from three sources; new enrollment/processing fees, recurring storage fees (both from cord blood and cord tissue) and fees associated with other tissue related products. The increase in revenue is due to growth in recurring storage fees and fees from other tissue related products. For the three months ended September 30, 2015 recurring revenues accounted for 47% of total revenue.

Cost of services as a percentage of revenue increased to 38% for the three month period ending September 30, 2015 compared to 35% the same prior period of 2014. The increasing mix of business related to other tissue related products is a primary contributor to the increase in cost of services.  The cost of services include transportation of the umbilical cord blood from the hospital to the lab, direct material plus labor costs for processing and cryogenic storage, and allocated rent, utility and general administrative expenses. Gross profit increased by approximately $0.11 million or 14% to approximately $0.89 million for the three month period ending September 30, 2015 from the prior three month period of 2014.

The Company’s income from operations was $0.23 million versus $0.02 million for the three month comparative period of 2015 from 2014. The Company’s net income was $0.23 million for the three month period ending September 30, 2015, compared to $1.51 million for the period ended September 30, 2014.  The decrease in net income for the three month period comparable period is primarily attributable to the change in the derivative liability and the discontinued operations which largely contributed to the gains for the period ending September 30, 2014.

EBITDA increased to $0.33 million from $0.15 million in 2014.

Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included the non-GAAP measurement EBITDA which presents operating results on a basis adjusted for depreciation, amortization, interest expense and taxes. The Company uses this non-GAAP measure as a key performance measure for the purpose of evaluating performance internally. We also believe this non-GAAP measure provides our investors with useful information regarding our operating results. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. Use of the term EBITDA may differ from similar measures reported by other companies.

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:
investor@cordblood-america.com
702.914.7250